Exhibit 99.1

NEWS RELEASE For more information, contact:

Paul D. Borja Executive Vice President / CFO (248) 312-2000 FOR IMMEDIATE RELEASE
FLAGSTAR ANNOUNCES THE RESIGNATION OF LESLEY GOLDWASSER FROM ITS BOARD OF DIRECTORS
TROY, Mich. (August 18, 2010) — Flagstar Bancorp, Inc. (NYSE:FBC) (the “Company”), the holding company for Flagstar Bank FSB (the “Bank”), today announced that Lesley Goldwasser has resigned from her position on the Board of Directors (the “Board”) of the Company and from the position of Lead Independent Director of the Board.
Ms. Goldwasser officially tendered her resignation, effective August 17, 2010, after accepting an executive position with Credit Suisse to run its new Hedge Fund Services group.
Joseph P. Campanelli, Flagstar’s Chief Executive Officer and Chairman of the Board said, “We join in congratulating Lesley on her new position. Our Board and the Company have benefited from her insight, guidance and other valuable contributions and we wish her well in her new role.”
Mr. Campanelli continued, “I am also pleased to announce that David Treadwell, an existing director on the Board, has agreed to serve as our new Lead Independent Director. David has served as a key voice on the Board since the start of his tenure in 2009, and we look forward to working with him in his expanded role.”
Flagstar, with $13.9 billion in total assets, is the largest savings bank headquartered in the Midwest and the largest financial institution headquartered in Michigan. At June 30, 2010, Flagstar operated 162 banking centers in Michigan, Indiana and Georgia and 48 home loan centers in 22 states. Flagstar originates loans nationwide and is one of the leading originators of residential mortgage loans. For more information, please visit flagstar.com.